As filed with the Securities and Exchange Commission on April 26, 2012

Securities Act File No. 333-178129

Investment Company Act File No. 811-05820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

(Check appropriate box or boxes)

HELIOS TOTAL RETURN FUND, INC.

(Exact Name of Registrant as Specified in Charter)

Three World Financial Center

200 Vesey Street

New York, New York 10281-1010

(Address of Principal Executive Offices)

Telephone Number, including Area Code: (800) 497-3746

Kim G. Redding

President

Helios Total Return Fund, Inc.

Three World Financial Center

200 Vesey Street

New York, New York 10281-1010

(Name and Address of Agent for Service)

Copies to:

Jonathan C. Tyras, Esq.	Michael R. Rosella, Esq.
Helios Total Return Fund, Inc.	Paul Hastings LLP
Three World Financial Center, 200 Vesey Street New York, New York 10281-1010	75 East 55th Street New York, New York 10022

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on January 24, 2012 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-178129 and 811-05820), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Paul Hastings LLP.

PART C: OTHER INFORMATION

Item 15.	Indemnification.

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Helios Total Return Fund, Inc. (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-178129), as filed with the Securities and Exchange Commission on January 19, 2012, which information is incorporated herein by reference.

Item 16. Exhibits.

(1)	(a) Articles of Incorporation of the Registrant dated May 25, 1989. (1)

(b) Articles of Amendment of the Registrant dated July 21, 1989. (2)

(c) Articles of Amendment of the Registrant dated May 8, 2007. (4)

(2)	By-Laws of the Registrant. (3)

(3)	Not applicable.

(4)	Form of Agreement and Plan of Reorganization. (5)

(5)	Instruments defining the rights of holders of securities being registered are herein incorporated by reference from the Fund’s Articles of Incorporation and Bylaws.

(6)	Advisory Agreement between Registrant and Hyperion Brookfield Asset Management Inc. dated April 28, 2005. (4)

(7)	Not applicable.

(8)	Not applicable.

(9)	Custodian Contract between the Registrant and U.S. Bank National Association dated December 1, 2011. (6)

(10)	Not applicable.

(11)	(a) Consent of Paul Hastings LLP. (7)

(b) Opinion and Consent of Venable LLP. (5)

(12)	Opinion of Paul Hastings LLP regarding tax matters. (8)

(13)	(a) Administration Agreement between Registrant and Hyperion Capital Management, Inc. dated December 1, 1996. (1)

(b) Sub-Administration Agreement between Brookfield Investment Management, Inc. and U.S. Bancorp Fund Services, LLC dated December 1, 2011. (6)

(14)	Consent of Independent Registered Public Accounting Firm. (7)

(15)	Not applicable.

(16)	Powers of Attorney (5)

(17)	(a) Form of Proxy for HSM. (7)

(b) Form of Proxy for HTR. (7)

(1)	Filed with Registrant’s Registration Statement on Form N-2 on July 12, 2001 (File Nos. 333-64994 and 811-05820).
(2)	Filed with Registrant’s Pre-Effective Amendment No. 1 to Registration Statement on Form N-2 on August 10, 2001 (File Nos. 333-64994 and 811-05820).
(3)	Filed with Registrant’s Pre-Effective Amendment No. 2 to Registration Statement on Form N-2 on August 17, 2001 (File Nos. 333-64994 and 811-05820).
(4)	Filed with Registrant’s Registration Statement on Form N-2 on August 28, 2007 (File Nos. 333-145748 and 811-05820).

(5)	Filed with Registrant’s Registration Statement on Form N-14 on November 22, 2011 (File Nos. 333-178129 and 811-05820).
(6)	Filed with Registrant’s Pre-Effective Amendment No. 1 to Registration Statement on Form N-14 on January 9, 2012 (File Nos. 333-178129 and 811-05820).
(7)	Filed with Registrant’s Pre-Effective Amendment No. 2 to Registration Statement on Form N-14 on January 19, 2012 (File Nos. 333-178129 and 811-05820).
(8)	Filed herewith.

Item 17.	Undertakings.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on April 26, 2012.

HELIOS TOTAL RETURN FUND, INC.

By:	/s/ Kim G. Redding
Kim G. Redding President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE

/s/ Kim G. Redding Kim G. Redding	President	April 26, 2012

/s/ Steven M. Pires Steven M. Pires	Chief Financial Officer	April 26, 2012

* Rodman L. Drake	Director	April 26, 2012

* Diana H. Hamilton	Director	April 26, 2012

* Stuart A. McFarland	Director	April 26, 2012

* Louis P. Salvatore	Director	April 26, 2012

*By:	/s/ Jonathan C. Tyras
Jonathan C. Tyras
Attorney-In-Fact, pursuant to Power of Attorney

Exhibits

(12)	Opinion of Paul Hastings LLP regarding tax matters.